Exhibit 99.2

(b)      Pro Forma Financial Information.

The following pro forma financial information is the result of combining the Company's reported historical financial information with the historical financial information of the Acquired Entity, and making adjustments to the combined information to reflect events that have occurred or that are assumed to have occurred because of the acquisition. The pro forma information should be read in conjunction with the Company’s previously reported historical financial statements and First Southern Bank financial statements included in this filing.

The pro forma condensed consolidating statements do not assume or include any possible cost savings or revenue opportunities that may be realized as a result of the combination. This condensed consolidating pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations or financial position which would have resulted if the combination had been effected at the beginning of the periods presented or as of the date indicated or the financial position or results of operation which we might obtain in the future.

The following pro forma condensed combined financial information presents the financial position of the Company, including the effects of the purchase accounting adjustments and acquisition expenses, had the acquisition taken place at the dates identified (in thousands):

(Unaudited)	Southern Missouri	Acquired	Pro Forma
As of September 30, 2010	Bancorp, Inc.	Entity	Transactions	Note	Pro Forma
Assets
Cash and cash equivalents	$32,366	$32,148	$17,276	A	$81,790
Investment securities	64,950	-	-		64,950
Loans, net	435,724	126,199	(9,802)	B	552,121
Interest receivable	3,573	1,000	-		4,573
Premises and equipment	7,556	1	-		7,557
Intangible assets, net	1,531	-	625	C	2,156
Other assets	19,568	1,715	-		21,283
Total assets	$565,268	$161,063	$8,099		$734,430

Liabilities
Deposits	$435,894	$144,386	$524	D	$580,804
Repurchase agreements with customers	29,136	-	-		29,136
Interest payable	1,857	116	-		1,973
Borrowings and other debt	43,500	16,497	549	E	60,546
Other liabilities	8,103	64	2,653	F	10,820
Total liabilities	518,490	161,063	3,726		683,279
Stockholders’ equity	46,778	-	4,373	G	51,151
Total liabilities and stockholders’ equity	$565,268	$161,063	$8,099		$734,430

(Unaudited)	Southern Missouri	Acquired	Pro Forma
As of December 31, 2009	Bancorp, Inc.	Entity	Transactions	Note	Pro Forma
Assets
Cash and cash equivalents	$32,518	$(3,960)	$17,276	A	$45,834
Investment securities	63,449	-	-		63,449
Loans, net	402,505	94,381	(9,802)	B	487,084
Interest receivable	3,028	484	-		3,512
Premises and equipment	9,414	1	-		9,415
Intangible assets, net	1,750	-	625	C	2,375
Other assets	20,185	710	-		20,895
Total assets	$532,849	$91,616	$8,099		$632,564

Liabilities
Deposits	$397,397	$83,667	$524	D	$481,588
Repurchase agreements with customers	29,361	-	-		29,361
Interest payable	858	93	-		951
Borrowings and other debt	52,500	7,768	549	E	60,817
Other liabilities	8,624	88	2,653	F	11,365
Total liabilities	488,740	91,616	3,726		584,082
Stockholders’ equity	44,109	-	4,373	G	48,482
Total liabilities and stockholders’ equity	$532,849	$91,616	$8,099		$632,564

Notes:
A
Pro forma transaction amount represents cash paid to the Company’s subsidiary, Southern Bank, by FDIC at closing. Also paid at closing was a net negative equity adjustment of $2.5 million as of the closing date.  At September 30, 2010, and December 31,
2009, the net equity adjustment would have been different, and those differences are reflected in the target's cash and cash equivalent figures.

B	The difference between the fair value and carrying value of the acquired loans on the date of the acquisition.
C	Core deposit intangible asset.
D	The difference between the fair value and carrying value of the acquired time deposits on the date of the acquisition.
E	The difference between the fair value and carrying value of the acquired Federal Home Loan Bank advances on the date of acquisition.
F	The difference between the fair value and carrying value of the acquired interest rate swaps on the date of acquisition.
G	Amount represents negative equity position of target at date of acquisition, added to bargain purchase gain, net of tax, resulting from the acquisition.

The following pro forma condensed combined financial information presents the results of operations of the Company, including the effects of the purchase accounting adjustments and acquisition expenses, had the acquisition taken place at the beginning of each period (in thousands):

(Unaudited)	Southern Missouri	Acquired	Pro Forma
For the year ended December 31, 2009	Bancorp, Inc.	Entity	Transactions	Note	Pro Forma
Net interest income	$15,303	$3,367	$2,060	A	$20,730
Provision for loan losses	1,071	1,844	-		2,915
Noninterest income	2,739	283	-		3,022
Noninterest expense	11,094	3,024	585	B, C	14,703
Income before taxes	5,877	(1,218)	1,475		6,134
Income tax expense	1,504	(457)	553	D	1,600
Net income	4,373	(761)	922		4,534
Dividends on preferred shares	509	-	-		509
Net income available to common stockholders	$3,864	$(761)	$922		$4,025

Earnings per share:
Basic	$1.86				$1.93
Diluted	$1.85				$1.93

Basic weighted-average shares	2,083				2,083
Diluted weighted-average shares	2,085				2,085

(Unaudited)	Southern Missouri	Acquired	Pro Forma
For the nine months ended September 30, 2010	Bancorp, Inc.	Entity	Transactions	Note	Pro Forma
Net interest income	$12,715	$3,471	$1,545	A	$17,731
Provision for loan losses	1,048	474	-		1,522
Noninterest income	2,419	220	-		2,639
Noninterest expense	9,327	3,455	555	B, C	13,337
Income before taxes	4,759	(238)	990		5,511
Income tax expense	1,183	(89)	371	D	1,465
Net income	3,576	(149)	619		4,046
Dividends on preferred shares	384	-	-		384
Net income available to common stockholders	$3,192	$(149)	$619		$3,662

Earnings per share:
Basic	$1.53				$1.76
Diluted	$1.52				$1.74

Basic weighted-average shares	2,084				2,084
Diluted weighted-average shares	2,107				2,107

(Unaudited)	Southern Missouri	Acquired	Pro Forma
For the nine months ended September 30, 2009	Bancorp, Inc.	Entity	Transactions	Note	Pro Forma
Net interest income	$11,258	$2,388	$1,545	A	$15,191
Provision for loan losses	761	1,335	-		2,096
Noninterest income	1,948	216	-		2,164
Noninterest expense	8,159	1,972	555	B, C	10,686
Income before taxes	4,286	(703)	990		4,573
Income tax expense	1,076	(264)	371	D	1,184
Net income	3,210	(439)	619		3,389
Dividends on preferred shares	381	-	-		381
Net income available to common stockholders	$2,829	$(439)	$619		$3,008

Earnings per share:
Basic	$1.36				$1.44
Diluted	$1.36				$1.44

Basic weighted-average shares	2,083				2,083
Diluted weighted-average shares	2,084				2,084

Notes:
A	To reflect accretion of the discount on loans acquired and amortization of premium on time deposits acquired.
B	To reflect amortization of the core deposit intangible asset.
C	To reflect estimated costs resulting from the transaction.
D	Tax impact of marginal activity estimated at 37.5%.